Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Kelley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurac@synnex.com

SYNNEX Corporation Reports Fiscal Third Quarter 2005 Results

FREMONT, CA —September 27, 2005—SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the third quarter of fiscal 2005, ended August 31, 2005.

For the third quarter of fiscal 2005, revenues increased by 7% to $1.39 billion compared to $1.30 billion for the quarter ended August 31, 2004. Net income from continuing operations for the third quarter decreased 21% to $9.0 million, or $0.29 per share, compared with net income of $11.4 million, or $0.38 per share in the prior year quarter.

Net income on a non generally accepted accounting principles, or Non-GAAP, basis was $10.5 million or $0.34 per share. Non-GAAP net income represents GAAP net income adjusted to exclude, net of tax, $0.5 million in restructuring charges related to the Company’s Canadian operations and a $1.0 million non operating loss on the Company’s equity investment in MCJ Company, Ltd. The Company’s investment in MCJ was a result of the sale of its Japan operations in the second quarter of fiscal 2005. In the prior year quarter, Non-GAAP net income was $10.7 million, or $0.36 per share. Non-GAAP net income in the third quarter of fiscal 2004 excludes a non-operating settlement gain of $0.8 million, net of tax.

“In a generally stable demand environment in the North American IT channel marketplace, we are pleased with our results and execution for the third quarter of fiscal 2005,” said Robert Huang, President and Chief Executive Officer. “We continue to maintain our focus on profitable growth in our core business segments and we are making strides in our new business investments as well. Looking forward we will plan to continue to execute on our cost efficient business model while at the same time investing in new initiatives that deliver additional value to our customers and vendors.”

Third Quarter Financial Notes:

•	Distribution revenues were $1.26 billion, an increase of 9% over the prior year quarter. Contract assembly revenues were $128 million, a decrease of 13% over the prior year quarter.

•	Gross margin was 4.24%, up 20 basis points from the prior year quarter.

•	Income from operations was $19.7 million, or 1.42% of revenues, versus $18.9 million, or 1.45% of revenues in the prior year quarter. Income from operations, excluding the Canadian restructuring charge, was $20.6 million or 1.48% of revenues.

•	Income from distribution operations was $17.0 million, or 1.35% of revenues, versus $15.7 million, or 1.36% of revenues in the prior year quarter. Income from distribution operations, excluding the Canadian restructuring charge, was $17.9 million or 1.42% of revenues.

•	Income from assembly operations was $2.7 million, or 2.09% of revenues, versus $3.2 million, or 2.16% of revenues in the prior year quarter.

•	Third quarter depreciation and amortization were $1.2 million and $1.0 million, respectively.

Fourth Quarter Fiscal 2005 Outlook:

The following statements are based on the Company’s current expectations for the fourth quarter of fiscal 2005. The outlook amounts do not include any impact of stock option expensing, gains or losses from the Company’s investment in MCJ and special charges or restructuring amounts that could be incurred. These statements are forward looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.475 billion to $1.525 billion.

•	Net income is expected to be in the range of $11.45 million to $12.15 million.

•	Earnings per share are expected to be in the range of $0.37 to $0.39.

The calculation of earnings per share for the fourth quarter of fiscal 2005 is based on an approximate weighted average diluted share count of 31.3 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-814-1919 in North America or 703-639-1363 outside North America. The confirmation code for the call is 777138. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until October 11, 2005.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Use Of Non-GAAP Financial Information

The Non-GAAP data contained in this release are included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles, or GAAP. The Non-GAAP financial measures enable investors to analyze the base financial and operating performance of the Company and facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company, exclude restructuring charges, non operating settlement gains or losses, results associated with the Company’s discontinued Japan operations, gains or losses, including foreign exchange, in the Company’s equity investment in MCJ and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and Non-GAAP in this release is contained in the attached financial summary.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our expectations as to our intent to continue to focus on profitable growth in our core business segments, expansion of our business model and execution on our new business investments, our intent to continue to execute our cost efficient business model and to invest in new initiatives that derive additional value to our customers and vendors, our expectations of our revenues, and net income and earnings per share for the fourth quarter of fiscal 2005, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2005 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2005	November 30, 2004
Assets
Current assets:
Cash and cash equivalents	$9,870	$28,726
Restricted cash	—	2,020
Short-term investments	21,868	5,051
Accounts receivable, net	363,467	372,604
Receivable from vendors, net	74,682	69,033
Receivable from affiliates	7,749	1,970
Inventories	404,601	408,346
Deferred income taxes	17,320	17,645
Other current assets	12,968	7,599

Total current assets	912,525	912,994

Property and equipment, net	33,257	33,851
Goodwill and intangible assets	44,427	48,722
Deferred income taxes	2,773	1,421
Other assets	5,663	2,709

Total assets	$998,645	$999,697

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under term loans and lines of credit	$60,491	$74,996
Payable to affiliates	63,140	68,977
Accounts payable	369,749	386,638
Accrued liabilities	62,950	62,611
Income taxes payable	13,995	2,837

Total current liabilities	570,325	596,059

Long-term borrowings	1,224	13,074
Long-term liabilities	6,985	17,772
Deferred income taxes	820	1,054

Total liabilities	579,354	627,959

Minority interest in subsidiaries	—	2,082

Stockholders’ equity:
Common stock	29	28
Additional paid-in-capital	155,764	145,423
Accumulated other comprehensive income	11,353	12,086
Retained earnings	252,145	212,119

Total stockholders’ equity	419,291	369,656

Total liabilities and stockholders’ equity	$998,645	$999,697

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Revenue	$1,391,590	$1,303,741	$4,047,681	$3,709,632
Cost of revenue	1,332,612	1,251,080	3,876,013	3,555,520

Gross profit	58,978	52,661	171,668	154,112
Selling, general and administrative expenses	39,249	33,772	117,120	99,562

Income from operations	19,729	18,889	54,548	54,550
Interest expense and finance charges, net	3,775	1,378	11,108	5,166
Other (income) expense, net	1,157	(241)	(501)	916

Income before income taxes and minority interest	14,797	17,752	43,941	48,468
Provision for income taxes	5,759	6,382	16,807	17,749
Minority interest in subsidiaries	—	(76)	(58)	(320)

Net income from continuing operations	9,038	11,446	27,192	31,039
Income from discontinued operations, net of tax	—	3	511	274
Gain on sale of discontinued operations, net of tax	—	—	12,323	—

Net Income	$9,038	$11,449	$40,026	$31,313

Diluted earnings per share from continuing operations	$0.29	$0.38	$0.87	$1.04

Diluted earnings per share	$0.29	$0.38	$1.28	$1.05

Diluted weighted average common shares outstanding	31,120	29,939	31,177	29,899

The following tables reconcile GAAP to Non GAAP Reported Results

1. Operating Expenses Reconciliation:

	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Operating Expenses - GAAP	$39,249	$33,772	$117,120	$99,562
Canadian restructuring charges	(842)	—	(2,482)	—

Operating Expenses - Non GAAP	$38,407	$33,772	$114,638	$99,562

2. Income from Distribution Operations Reconciliation:
	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Income from Distribution Operations - GAAP	$17,046	$15,708	$44,491	$44,237
Canadian restructuring charges	842	—	2,482	—

Income from Distribution Operations - Non GAAP	$17,888	$15,708	$46,973	$44,237

3. Income from Contract Assembly Operations Reconciliation:
	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Income from Contract Assembly Operations - GAAP	$2,683	$3,181	$10,057	$10,313
Canadian restructuring charges	—	—	—	—

Income from Contract Assembly Operations - Non GAAP	$2,683	$3,181	$10,057	$10,313

4. Operating Income Reconciliation:

	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Income from Operations - GAAP	$19,729	$18,889	$54,548	$54,550
Canadian restructuring charges	842	—	2,482	—

Income from Operations - Non GAAP	$20,571	$18,889	$57,030	$54,550

5. Net Income Reconciliation:
	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Net Income - GAAP	$9,038	$11,449	$40,026	$31,313
Canadian restructuring charges, net of tax	513	—	1,605	—
Penalty on early debt payment, net of tax	—	—	333	—
Loss on Japan investment, net of tax	995	—	438	—
Gain on sale of Japan, net of tax	—	—	(12,323)	—
Gain on settlement of UK acquisition, net of tax	—	(784)	—	(784)

Net Income - Non GAAP	$10,546	$10,665	$30,079	$30,529

6. Diluted Earnings Per Share Reconciliation:
	Three Months Ended August 31, 2005	Three Months Ended August 31, 2004	Nine Months Ended August 31, 2005	Nine Months Ended August 31, 2004
Diluted Earnings Per Share - GAAP	$0.29	$0.38	$1.28	$1.05
Canadian restructuring charges, net of tax	0.02	—	0.06	—
Penalty on early debt payment, net of tax	—	—	0.01	—
Loss on Japan investment, net of tax	0.03	—	0.01	—
Gain on sale of Japan, net of tax	—	—	(0.40)	—
Gain on settlement of UK acquisition, net of tax	—	(0.02)	—	(0.03)

Diluted Earnings Per Share - Non GAAP	$0.34	$0.36	$0.96	$1.02